SCHEDULE 14A

(RULE 14A – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)

Filed by the Registrant ☑   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

☐	CONFIDENTIAL, FOR THE USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6 (e) (2) )

Ohio Casualty Corporation

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Please Note

•	Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a proxy statement of Ohio Casualty and other materials have been filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OHIO CASUALTY CORPORATION AND THE PROPOSED TRANSACTION. Investors are able to obtain free copies of the proxy statement as well as other filed documents containing information about Ohio Casualty on the SEC’s website at http://www.sec.gov. Free copies of Ohio Casualty’s SEC filings are also available from Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, Attention: Investor Relations.

•	Participants in the Solicitation

Ohio Casualty and its executive officers, directors, other members of management, employees and Liberty Mutual may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ohio Casualty’s shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of Ohio Casualty is set forth in its definitive proxy statement for its 2007 annual meeting filed with the SEC on April 4, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, is also set forth in the proxy statement filed with the SEC in connection with the proposed transaction and dated June 29, 2007.

Ohio Casualty Employee Questions and Answers #1

Distributed 7/25/07

Q1.	What resources are available to help me learn more about the transition of Ohio Casualty to Liberty Mutual?

A1.	So far, Ohio Casualty employees received a package containing general information about Liberty Mutual via the brochure “This is Who We Are, This is What We Do,” as well as a one-page, high-level overview of Liberty Mutual’s benefit programs. Employees also should have received periodic updates from their managers or at departmental Town Hall meetings and/or Officer Meetings.

Employees will continue to receive as much communication as is possible during this time, within regulatory guidelines. Appropriate information related to the transition in the form of memos, Q&As, presentations and update packages will be provided to employees when legally permissible. We also will continue to appropriately communicate with agents and keep you apprised of information we are providing to them. In the near future, transition update communications will be posted for employees on the Ohio Casualty Lotus Notes Homepage under a new “Liberty Mutual Transition Updates” category. Stay tuned to the What’s New Splash Page for information about when the new category will be available.

Q2.	I have questions about the transition to Liberty Mutual and how it will affect me; whom can I contact to discuss these issues?

A2.	We are committed to communicating with employees in a timely manner throughout the transition, as we are legally permitted to do so. For example, feedback was obtained from managers regarding the recent Liberty Mutual mailing and shared with Liberty Mutual to help answer employee questions in the future. While we may not be able to address all of your questions initially, we would like to know what questions you have. We will gather these questions and provide answers in a Q&A format whenever we are permitted to do so or as decisions are made and can be communicated. If you have general questions (not questions about your individual situation), please submit them to Momentum Feedback, available through your Lotus Notes Homepage, or E-mail your questions to CERE or Employee Benefits. We will ensure that these questions are forwarded to Liberty Mutual and that answers to the broad questions are provided in the Q&A format in as timely a fashion as possible.

Q3.	What does the term “date of close” mean?

A3.	“Date of close” or “close” refers to the date on which the sale of Ohio Casualty to Liberty Mutual is finalized. The date of close will be after receipt of the last regulatory approval.

Q4.	Has the date of close been finalized?

A4.	No. The actual date of close has not been determined. The date of close is dependent on Ohio Casualty shareholder approval and on approvals from the Departments of Insurance in Indiana and Ohio. Closing information will be communicated to both Ohio Casualty and Liberty Mutual employees once it has been finalized and can be shared publicly.

Q5.	Will my benefits change on the date of close?

A5.	No, Ohio Casualty employee benefits will not change on the date of close. Prior to January 1, 2008, Ohio Casualty employees will remain on their current benefit plans. Effective January 1, 2008, eligible active Ohio Casualty employees will switch over to Liberty Mutual’s benefit plans. Liberty Mutual’s Flexible Benefits Program for active employees, as you saw in the high level overview, is a comprehensive program offering coverage in the following plans: medical, dental, vision, life insurance, disability, long-term care, health care and dependent care reimbursement accounts, and an employee assistance program. In addition, eligible employees may participate in the Thrift-Incentive Plan (Liberty Mutual’s 401(k) Savings Plan) and the Retirement (pension) Plan.

Eligible Ohio Casualty employees will have the opportunity to participate in Liberty Mutual’s Benefits Annual Enrollment period beginning in late October. During the Annual Enrollment period, employees will have the opportunity to make benefit elections that will go into effect on January 1.

Additional information about Liberty Mutual’s benefit plans will be forthcoming via Q&As, information packages and employee meetings. Specific information concerning the Benefits Annual Enrollment will made available in September and October 2007.

Q6.	As a retirement eligible employee, how will my pension be affected if I retire after the closing date?

A6.	If your last day of employment is December 31, 2007 or earlier:

Your pension plan benefit will be paid in accordance with the provisions under the Ohio Casualty Plans.

If you remain employed with Liberty Mutual as of January 1, 2008:

Your past service with Ohio Casualty will be counted for purposes of determining your vesting and your eligibility for early retirement and spouse’s benefits under the Liberty Mutual Retirement Benefit Plan.

As of December 31, 2007, your benefit under the Ohio Casualty Plan will be frozen. Any benefit that you accrued as of June 30, 2004 will be calculated under the Ohio Casualty Plan. Your service with Ohio Casualty from July 1, 2004 forward will be credited for benefit accrual purposes under the Liberty Mutual Retirement Benefit Plan.

At your last day of employment or retirement, your total pension benefit will consist of the benefit you accrued as of June 30, 2004 under the Ohio Casualty Plan plus the greater of (1) the benefit earned from July 1, 2004 under the Liberty Mutual Retirement Benefit Plan or (2) the benefit earned under the Ohio Casualty Plan from July 1, 2004 to December 31, 2007 and any benefit earned under the Liberty Mutual Retirement Benefit Plan beginning on January 1, 2008.

You will receive detailed information on retirement benefits, including retiree medical benefits, in future communications.

Q7.	Whose holiday schedule will be followed for the remainder of 2007?

A7.	Ohio Casualty will follow its 2007 holiday schedule for the rest of the year and move to the Liberty Mutual holiday schedule on January 1, 2008. Please note that New Year’s Day (January 1) is a Liberty Mutual holiday.

Q8.	Do I need to use my vacation and sick time before the date of close?

A8.	No. Ohio Casualty employees will not need to use their vacation and sick time before the transition is finalized. Ohio Casualty employees will be able to use accrued, unused vacation and sick time through the remainder of 2007.

Q9.	What types of employee activities or events does Liberty Mutual support, and should I expect Ohio Casualty’s activities/events to change?

A9.	Each Liberty Mutual Agency Markets operating company has its own set of formal and informal events. For example, regional companies have organized events such as office picnics, ice cream socials, Super Bowl celebrations, and clothing and toy drives. Like Ohio Casualty, some regional companies have chosen to be involved with Insuring the Children, an organization in Greater Cincinnati. Activities and events are also planned at the departmental level.

While some of Ohio Casualty’s current activities and events may change, we anticipate that many of Ohio Casualty’s existing activities and traditions will continue.

Like Ohio Casualty, Liberty Mutual is a strong supporter of the United Way. Liberty Mutual’s 2006 United Way Campaign raised over $2.4 million for local charities with 77% of employees contributing to the effort. We are looking to conduct an Ohio Casualty employee United Way campaign later in the fall.

In addition to raising money for organizations, Liberty Mutual employees also dedicate their time to strengthen their local communities. During Community Care Days, Liberty Mutual employees go into the field to work directly with members of the local communities.

This document provides an overview of programs offered by Liberty Mutual and should not be regarded as an indicator of an employment contract between you and Liberty Mutual; it does not change the at-will nature of your relationship with the Company. Complete information about our programs is included in the legal documents for each plan. As always, if there are any discrepancies between this brochure and the legal plan documents, the legal documents will govern. The Company reserves the right to change or terminate any plan at any time.